UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 18, 2012

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

1420 5th Avenue, Suite 2200 Seattle, Washington (Address of Principal Executive Offices)		98101 Zip Code

(206) 274-5165

(Registrant’s telephone number, including area code)

(Former Name, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 18, 2012, Legend Oil and Gas, Ltd. (the “Company”) entered into a Purchase Agreement, together with a Registration Rights Agreement, with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).

Under the Purchase Agreement, LPC has agreed to purchase shares of Company common stock, up to a maximum aggregate commitment of $10.2 million over a 36-month period. Under the Registration Rights Agreement, the Company agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued and sold to LPC under the Purchase Agreement.

Upon signing the agreements, LPC made an initial purchase of 192,308 shares of common stock for $50,000 at a price of $0.26 per share (“Initial Purchase”). Upon filing the registration statement, LPC will purchase another $50,000 at a price equal to the lower of the Initial Purchase price or a price based off the then prevailing market prices with no discount. After the SEC has declared effective the registration statement related to the transaction, LPC will purchase an additional $100,000 at a price equal to the lower of the Initial Purchase price or a price based off the then prevailing market prices with no discount. Thereafter, the Company will have the right, at its sole discretion, to sell up to an additional $10.0 million shares of common stock to LPC over a 36-month period, subject to satisfaction of certain conditions as set forth in the Purchase Agreement. For each purchase notice, the Company can sell up to 250,000 shares of its common stock to LPC, not to exceed $1 million.

The purchase price of the shares related to the future funding, after the SEC has declared effective the registration statement, will be based on the prevailing market prices of the Company’s shares at the time of sales, without any fixed discount. Specifically, the price will equal the lesser of (a) the average three closing trading prices of the common stock during the 12 trading days prior to the purchase notice, or (b) the lowest intra-day trading price of the common stock on the date of the purchase notice. The Company has the right, and not the obligation, to exercise its rights under the Purchase Agreement to sell shares to LPC and as such the Company will control the timing and amount of any such sales. LPC shall not have the right or the obligation to purchase any shares of Company common stock on any business day that the price of the common stock is below the floor price as set forth in the Purchase Agreement.

In consideration for entering into the Purchase Agreement, the Company issued 723, 592 shares of common stock to LPC as an initial commitment fee. Up to an additional 1,072,183 shares of common stock may be issued pro rata to LPC as an additional commitment fee as LPC purchases additional shares of common stock under the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost. The proceeds received by the Company under the Purchase Agreement will be used to fund its working capital needs, including repayment of bank indebtedness.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the purchase agreement and the registration rights agreement, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The shares that the Company sold and issued to LPC upon signing the Purchase Agreement were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Purchase Agreement contains representations to support the Company’s reasonable belief that LPC had access to information concerning the operations and financial condition of the Company, had knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Company and is an accredited investor.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are being filed herewith:

Exhibit No.	Exhibit Description

10.1	Purchase Agreement, dated as of May 18, 2012 by and between the Company and Lincoln Park Capital Fund, LLC

10.2	Registration Rights Agreement, dated as of May 18, 2012, by and between the Company and Lincoln Park Capital Fund, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 23, 2012

LEGEND OIL AND GAS, LTD.

By:	/s/ Marshall Diamond-Goldberg
Marshall Diamond-Goldberg
Chief Executive Officer